FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2010 THIRD QUARTER RESULTS

HOUSTON, TX – November 9, 2010 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the third quarter and nine months ended September 30, 2010.  Sterling has consolidated the results of operations of its latest acquisition, Utah-based Ralph L. Wadsworth Construction Company, LLC (“RLW”), since December 3, 2009, the effective date of the acquisition.

$ in millions (except per share data)	3 Months ended 09-30-10	Over/ (Under) 9-30-09	% Change	9 Months ended 09-30-10	Over/ (Under) 9-30-09	% Change
Revenues	$118.9	$14.9	14.4%	$321.9	$2.7	0.9%
Gross profit	$13.0	$(3.5)	(21.4)%	$34.0	$(13.0)	(27.7)%
Gross margin	10.9%	(5.0)%	(31.4)%	10.5%	(4.2)%	(28.6)%
Operating income	$6.2	$(6.8)	(52.3)%	$16.4	$(19.8)	(54.8)%
Net income attributable to common stockholders	$3.5	$(4.6)	(56.8)%	$9.7	$(13.2)	(57.7)%
Diluted net income per share attributable to common stockholders *	$0.21	$(0.38)	(64.4)%	$0.59	$(1.08)	(64.7)%

*Based on 16.5 million weighted-average diluted shares outstanding for the three and nine months ended September 30, 2010 which include 2.76 million shares of common stock sold in mid-December 2009; diluted net income per share for the three and nine months ended September 30, 2009 are based upon 13.7 million weighted-average diluted shares outstanding.

Commenting on the results, James H. Allen, Jr., Sterling’s Chief Financial Officer said, “We welcome the comparable quarter increase in revenues, the first since the second quarter of 2009.  The increase was due to the inclusion of our Utah operations, which were acquired in December 2009, offset by a reduction in revenues in Texas and Nevada.  In response to the lower backlog levels in Texas and Nevada due to the highly competitive environment in those states, we have reduced our headcount resulting in lower utilization of our equipment.  Also we are continuing to work off backlog at the reduced margins bid in the last year.”

Mr. Allen continued, “The decline in gross profit in the third quarter and nine months ended September 30, 2010, was tied to the decline in revenues in Texas and Nevada and reduced margin on backlog that was worked off during the period, partially offset by the gross profit earned by our Utah operations. As a result of the decline in business activity in Texas and Nevada, we have idled a portion of our equipment fleet in those states, which has resulted in under absorption of the depreciation and other expenses related to such equipment.  The under absorption is included in cost of revenues and amounted to a reduction in gross profit of approximately $2.3 million for the nine months ended September 30, 2010.”
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Sterling Construction News Release	Page 2
November 9, 2010

Continuing, Mr. Allen added, “General and administrative (“G&A”) expenses increased by $3.3 million and $6.9 million for the 2010 third quarter and first nine months, respectively, and represented 5.7% and 5.4% of consolidated revenues for those periods, respectively, compared to 3.4% and 3.3% for the comparable periods in 2009.  The higher G&A expenses for the 2010 periods were primarily due to the inclusion of our recently acquired Utah operations in our consolidated financial statements.  As we previously reported, our G&A should remain relatively stable in absolute terms over the next 12 months, except for investments we make in hiring additional talented project and other managers, who may become available because of market conditions and who will help assure our future growth.  G&A expenses do not vary directly with the volume of work performed on contracts.”

Further, Mr. Allen said, “Also, our effective tax rate decreased from 33.2% in the 2009 nine-month period to 27.8% in the comparable 2010 period due primarily to the increase in net income attributable to non-controlling interests owners of subsidiaries and joint ventures, for which the taxes are paid by those non-controlling interests owners.”

Joseph P. Harper, Sr., Sterling’s President and Chief Operating Officer added, “Business conditions in the heavy civil construction industry remain very challenging.  There is still a lack of visibility with respect to federal and state funding for highways and bridges.  Also, property and other local taxes, which are major sources of funding for municipal infrastructure projects, have decreased due to depressed housing prices and the surge in foreclosures due to the recession.”

Continuing, Mr. Harper said, “We are committed to remaining financially strong and profitable and believe we will resume top and bottom line growth once transportation and water infrastructure funding and the competitive environment become more normalized.  Expenditures for equipment and office and shop facilities totaled $7.8 million through the first nine months of 2010, up from $4.4 million in the same period last year.  The increase in 2010 is primarily due to the purchase of equipment to perform a new project in Utah.  While we may have some additional job specific equipment purchases, we will continue, however, to keep a close watch over capital expenditures and costs. Working capital as of September 30, 2010 approximated $92 million, including cash, cash equivalents and short-term investments of $82 million.  Having paid down approximately $40 million of outstanding borrowings through the first nine months of 2010, we are proud to report we had no borrowings outstanding under our $75.0 million Credit Facility at September 30, 2010.”

Patrick T. Manning, Sterling’s Chairman and Chief Executive Officer pointed out, “During the third quarter, we added $137 million in new contract awards, bringing new awards to $250 million for the first nine months of 2010.  That brings our backlog to $575 million as of September 30, 2010.  We are especially pleased with the August award to us of the $24 million Montana Department of Transportation bridge construction project as it marks our entry into a new geographic market.  Since October 1, 2010, we have been the apparent low bidder on $134 million of additional contracts, including the previously announced $91.2 million toll way construction project in Tarrant County, Texas with work commencing in 2011 and continuing through 2013.  Accordingly, for the year-to-date period ended November 5, 2010, new contract awards were $384 million.”

Mr. Manning added, “We believe that our markets will eventually return to levels more consistent with historical levels, and believe our Company is in sound financial condition and has the resources and management experience to weather current market conditions and to compete successfully for projects as they become available at acceptable profit margin levels.”

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Sterling Construction News Release	Page 3
November 9, 2010

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments, at 12:00 noon ET/ 11:00 am CT today, Tuesday, November 9, 2010.  Interested parties may participate in the call by dialing (201) 689-7817 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and Utah and other states where it see opportunities. Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2010 Third Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission today, November 9, 2010.

Contact:
Sterling Construction Company, Inc.                                                                                  Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                                        The Equity Group Inc.
Joseph P. Harper, Sr., Pres.  & COO                                     Linda Latman 212-836-9609
281-821-9091                                                                                                                            Lena Cati 212-836-9611

(See Accompanying Tables)

Sterling Construction News Release	Page 4
November 9, 2010

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Revenues	$118,874	$103,929	$321,896	$319,170
Cost of revenues	105,876	87,387	287,942	272,238
Gross profit	12,998	16,542	33,954	46,932
General and administrative expenses	(6,774)	(3,508)	(17,482)	(10,536)
Other income (expense)	(45)	(70)	(97)	(171)
Operating income	6,179	12,964	16,375	36,225
Gain on sale of securities	80	--	1,044	141
Interest income	583	129	1,268	406
Interest expense	(297)	(52)	(891)	(154)
Income before income taxes and earnings attributable to the non-controlling interests	6,545	13,041	17,796	36,618
Income tax expense	(1,824)	(4,214)	(4,945)	(12,154)
Net income	4,721	8,827	12,851	24,464
Less: Net income attributable to the non-controlling interests in subsidiaries and joint ventures	(1,225)	(735)	(3,136)	(1,521)
Net income attributable to Sterling common stockholders	$3,496	$8,092	$9,715	$22,943

Net income per share attributable to Sterling common stockholders:
Basic	$0.22	$0.61	$0.60	$1.73
Diluted	$0.21	$0.59	$0.59	$1.67

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,199,356	13,275,416	16,135,108	13,229,268
Diluted	16,549,056	13,740,464	16,548,062	13,732,834

Sterling Construction News Release	Page 5
November 9, 2010
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$13,076	$54,406
Short-term investments	68,932	39,319
Contracts receivable, including retainage	75,824	80,283
Costs and estimated earnings in excess of billings on uncompleted contracts	7,484	5,973
Inventories	1,419	1,229
Deferred tax asset, net	135	127
Receivables from and equity in construction joint ventures	7,599	2,341
Deposits and other current assets	5,060	5,510
Total current assets	179,529	189,188
Property and equipment, net	76,011	80,282
Goodwill	114,745	114,745
Other assets, net	1,445	1,526
Total assets	$371,730	$385,741
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,509	$33,116
Billings in excess of costs and estimated earnings on uncompleted contracts	31,229	31,132
Current maturities of long-term obligations	73	73
Accrued payroll and burdens	8,284	4,311
Other accrued expenses	5,626	6,678
Total current liabilities	87,721	75,310
Long-term liabilities:
Long-term debt, net of current maturities	355	40,409
Deferred tax liability, net	17,456	15,369
Total long-term liabilities	17,811	55,778

Commitments and contingencies

Non-controlling owners' interests in subsidiaries and joint ventures	24,506	23,887

Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000 shares, none issued	--	--
Common stock, par value $0.01 per share; authorized 19,000,000 shares, 16,223,588 and 16,081,878 shares issued and outstanding	162	160
Additional paid-in capital	199,025	197,898
Retained earnings	42,181	32,466
Accumulated other comprehensive income (loss)	324	242
Total Sterling stockholders’ equity	241,692	230,766
Total liabilities and stockholders’ equity	$371,730	$385,741